Contact:	Richard Edwards Polaris Industries Inc. 763-542-0500

POLARIS REPORTS RECORD SECOND QUARTER 2005 RESULTS; EARNINGS PER
SHARE FROM CONTINUING OPERATIONS UP 11 PERCENT ON 12 PERCENT
SALES GROWTH

Highlights:

¬	29th consecutive quarter of increased sales and earnings from continuing operations

¬	ATV sales grew 13%, Victory sales increased 24%, and International sales grew 39%

¬	The higher sales and lower operating expenses contributed to the earnings growth for the second quarter

¬	For the balance of 2005, anticipate continued growth in sales and earnings driven by new product introductions and continued profitable growth from international operations, and the RANGER product line

¬	Narrowing full year 2005 earnings from continuing operations guidance range to $3.32 to $3.42 per diluted share, a 9% to 13% increase over 2004

Note: All periods presented reflect the classification of the marine products division’s financial results as discontinued operations.

MINNEAPOLIS (July 14, 2005) — Polaris Industries Inc. (NYSE/PSE: PII) today reported record net income from continuing operations of $0.68 per diluted share for the second quarter ended June 30, 2005, an 11 percent increase over the prior year’s second quarter net income from continuing operations of $0.61 per diluted share. Higher sales volume from all businesses and lower operating expenses, both in terms of dollars and as a percent of sales, contributed to the second quarter earnings increase. Reported net income from continuing operations for the second quarter 2005 was $30.1 million, a 10 percent increase over the prior year’s second quarter net income from continuing operations of $27.4 million. Sales from continuing operations for the second quarter 2005 increased 12 percent to a record $442.3 million, compared to last year’s second quarter sales from continuing operations of $394.6 million.

Tom Tiller, Chief Executive Officer, stated, “It is gratifying to be able to report these positive results in an economic environment that is challenging given the higher interest rates and fuel costs we faced during the quarter. This quarter represents our 29th consecutive quarter of increased sales and earnings from continuing operations.” Tiller continued, “Although many of these challenges remain as we move into the second half of the year, we have taken steps to minimize their impact and expect 2005 to be another record year of sales and earnings for the Company.”

Six Month Results from Continuing Operations

For the six months ended June 30, 2005, Polaris reported record net income from continuing operations of $49.3 million or $1.11 per diluted share compared to net income from continuing operations of $44.6 million or $0.99 per diluted share for the six months ended June 30, 2004. Sales from continuing operations for the year to date period ended June 30, 2005 totaled a record $800.6 million, up 11 percent compared to sales from continuing operations of $723.6 million for the six-month period in 2004.

Discontinued Operations Results

The Company ceased manufacturing marine products on September 2, 2004. As a result, the marine products division’s financial results are being reported separately as discontinued operations for all periods presented. The Company’s second quarter 2005 loss from discontinued operations was $0.1 million, net of tax, or less than $0.01 per diluted share, compared to a loss of $3.1 million, net of tax, or $0.07 per diluted share in the second quarter 2004. Reported net income for the second quarter 2005, including both continuing and discontinued operations, was $30.0 million, or $0.68 per diluted share compared to $24.4 million, or $0.54 per diluted share in the second quarter of 2004. For the six months ended June 30, 2005, the loss from discontinued operations was $0.4 million, after tax, or $0.01 per diluted share, compared to a loss of $5.9 million or $0.13 per diluted share in 2004. Reported net income for the six months ended June 30, 2005, including both continuing and discontinued operations was $48.8 million or $1.10 per diluted share, compared to $38.7 million, or $0.86 per diluted share for the six months ended June 30, 2004.

(In millions except per share data)

	2nd Quarter ended			Six Months ended
	June 30,			June 30,
	2005	2004	Change	2005	2004	Change
Sales	$442.3	$394.6	12%	$800.6	$723.6	11%
Operating income from continuing operations	$47.2	$41.5	14%	$76.5	$68.0	12%
Net Income from continuing operations	$30.1	$27.4	10%	$49.3	$44.6	11%
Earnings per share from continuing operations (diluted)	$0.68	$0.61	11%	$1.11	$0.99	12%
Earnings per share (diluted)	$0.68	$0.54	26%	$1.10	$0.86	28%

Note: All periods presented reflect the classification of the marine products division’s financial results as discontinued operations.

ATV (all-terrain vehicle) sales in the second quarter 2005 increased 13 percent over the second quarter 2004. Sales growth was driven by the RANGER™ product line and international ATV sales. The new value-priced Phoenix ATV also contributed to the sales growth. Year-to-date 2005 sales of ATVs increased 13 percent over last year, a direct result of growth in the RANGER™ product line and strong international sales growth during the year-to-date period.

Snowmobile sales increased six percent for the second quarter 2005 compared to last year’s second quarter primarily due to timing of shipments. The new model year 2006 Fusion 600 HO model began shipping during the second quarter of 2005. For the year to date 2005 period, snowmobile sales decreased five percent compared to the prior year-to-date period.

Sales of Victory motorcycles increased 24 percent during the second quarter 2005 from the second quarter 2004. The increase is attributable to improved brand recognition, the success of the new Hammer and 8-Ball models and continued acceptance of the Vegas and Kingpin models. Additionally, improvement in the dealer network is contributing to the higher sales. Year to date 2005 Victory motorcycle sales increased 18 percent over 2004 to total $45.6 million for the first six months of 2005.

Parts, Garments, and Accessories (“PG&A”) sales increased eight percent for each of the second quarter and year-to-date periods ended June 30, 2005 compared to the same time periods in 2004. Higher sales for ATV, RANGERTM and Victory PG&A offset somewhat by lower sales of snowmobile PG&A contributed to the increase for the second quarter and year to date periods.

Gross profit, as a percentage of sales, was 21.8 percent for the second quarter 2005, a decrease from 23.4 percent in the comparable quarter of 2004. For the first six months 2005, gross margins were 22.6 percent compared to 23.5 percent for the same six-month period in 2004. The gross profit margin for the second quarter and six-month period decreased primarily due to higher warranty expense incurred during the second quarter 2005 resulting from certain quality issues and product recalls, higher floor plan financing costs along with increased raw material costs, and incremental transportation and fuel costs on a year over year comparative basis. These higher costs were partially offset by continued efficiency gains and savings from various cost reduction initiatives.

For the second quarter 2005, operating expenses decreased both as a percent of sales and in actual dollars spent compared to the second quarter of 2004. Operating expenses for the second quarter 2005 decreased one percent to $57.3 million or 13.0 percent of sales compared to $57.9 million or 14.7 percent of sales for the second quarter 2004. For the year-to-date period, operating expenses increased three percent to $121.1 million or 15.1 percent of sales compared to $117.1 million or 16.2 percent of sales for the same period in 2004. Operating expenses, as a percent of sales, decreased in the second quarter and year-to-date periods ended June 30, 2005 primarily due to the lower Polaris stock price that reduced stock based compensation expenses. These reductions were partially offset by higher research and development expenses related to new product development and the new research and development facility in Wyoming, Minnesota which opened during the second quarter 2005.

Income from financial services increased 13 percent to $8.2 million in the second quarter 2005, up from $7.3 million in the second quarter 2004, due to increased profitability generated primarily from the wholesale credit portfolio. Retail credit losses, which have increased to approximately four percent of the portfolio balance, continue to be in line with our expectations and the experience of portfolios similar in nature and maturity. Income from financial services for the year-to-date period ended June 30, 2005 increased nine percent to $16.7 million compared to $15.4 million for the same period in 2004.

Financial Position and Cash Flow
Net cash provided by operating activities for the second quarter of 2005 totaled $64.1 million compared to $62.1 million in the second quarter of 2004. Year-to-date ended June 30, 2005, net cash provided by operating activities totaled $5.4 million compared to $37.8 million in the first half of 2004. An increase in inventory levels compared to the same period last year was the primary reason for the decrease in net cash provided by operating activities during the first half of 2005. The Company’s debt to total capital ratio was eight percent at June 30, 2005, compared to five percent at the same time a year ago. Cash and cash equivalents were $14.3 million at June 30, 2005 compared to $38.8 million a year ago.

Share Buyback Continues

During the second quarter 2005 the Company repurchased and retired 1,221,000 shares of its common stock for $70.6 million, bringing total share repurchases to 1.5 million shares, or $92.1 million for the year-to-date period ending June 30, 2005. Since inception of the share repurchase program in 1996, approximately 21.5 million shares have been repurchased at an average price of $25.17 per share. Under the Board of Directors’ current authorization, approximately 1.5 million additional shares of Polaris stock can be repurchased.

2005 Business Outlook

Mr. Tiller, addressing Polaris’ expectations for the remainder of the year said, “The first half of 2005 has had its share of challenges but as a Company we have been able to find ways to offset these events. Although similar challenges undoubtedly will continue into the second half of the year, I feel confident we can overcome them and deliver another year of record sales and earnings. Therefore with two quarters of 2005 behind us, we are maintaining our previously announced sales growth guidance of seven to ten percent for the full year 2005 and are narrowing our full year 2005 earnings per share from continuing operations guidance from the previously announced range of $3.28 to $3.42 to the current range of $3.32 to $3.42 per diluted share, a nine to 13 percent increase over 2004.”

Tiller continued, “We have initiated a number of exciting projects that I believe will drive growth for the Company both near term and over the next several years. This includes the just completed new research and development center in Wyoming, Minnesota that will provide world-class technology for our products in the coming years, and next week’s introduction of our new model year 2006 line up of ATVs, utility vehicles and motorcycles that we are very excited about. I remain confident that 2005 can be our 24th consecutive year of delivering record earnings for our shareholders.”

Conference Call to be Held

Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call to discuss Polaris’ second quarter 2005 earnings results released this morning. The conference call is accessible by dialing 800-374-6475 in the U.S. or 706-634-4982 for Canada and International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com. If listening to the web cast, please allow sufficient time to register and download the latest version of Real Player audio software. The conference call will be available through Thursday, July 21, 2005 by dialing 800-642-1687 in the U.S., or 706-645-9291 for Canada and International calls and entering passcode 7234503, and on Polaris’ web site.

About Polaris

Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

With annual 2004 sales of $1.8 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER for recreational and utility use.

Polaris is the recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.

Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2005 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; higher commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
and Other Selected Financial Information
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months		For Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Sales	$442,296	$394,628	$800,608	$723,625
Cost of Sales	345,920	302,404	619,745	553,870

Gross profit	96,376	92,224	180,863	169,755
Operating expenses
Selling and marketing	25,800	23,399	52,931	51,514
Research and development	17,556	15,528	33,779	28,730
General and administrative	13,993	19,008	34,387	36,879

Total operating expenses	57,349	57,935	121,097	117,123
Income from financial services	8,206	7,252	16,748	15,388

Operating Income	47,233	41,541	76,514	68,020

Non-operating Expense (Income):
Interest expense	1,183	623	1,758	1,147
Other expense (income), net	1,073	(17)	1,244	354

Income before income taxes	44,977	40,935	73,512	66,519
Provision for Income Taxes	14,842	13,509	24,259	21,951

Net Income from continuing operations	$30,135	$27,426	$49,253	$44,568
Loss from discontinued operations, net of tax	(145)	(3,057)	(420)	(5,894)

Net Income	$29,990	$24,369	$48,833	$38,674

Basic Net Income per share
Continuing operations	$0.71	$0.65	$1.16	$1.05
Loss from discontinued operations	(0.00)	(0.07)	$(0.01)	$(0.14)

Net Income	$0.71	$0.58	$1.15	$0.91

Diluted Net Income per share
Continuing operations	$0.68	$0.61	$1.11	$0.99
Loss from discontinued operations	(0.00)	(0.07)	(0.01)	(0.13)

Net Income	$0.68	$0.54	$1.10	$0.86

Weighted average shares outstanding:
Basic	42,270	42,181	42,543	42,376

Diluted	44,104	44,968	44,552	45,108

Selected Balance Sheet Data	June 30,
	2005	2004
Cash and cash equivalents	$14,320	$38,836
Trade receivables (net)	57,344	63,550
Inventories (net)	236,818	192,052
Total assets	717,003	663,294
Accounts payable	106,630	87,697
Borrowings under credit agreement	30,000	18,001
Shareholders’ equity	328,200	317,084

Business Unit Information	Second Quarter Ended June 30,			For the Six Months Ended June 30,
	2005	2004	% chg	2005	2004	% chg
Snowmobiles	$51,914	$48,751	6%	$59,131	$62,073	(5)%
All-Terrain Vehicles	302,298	266,710	13%	568,244	504,564	13%
Victory Motorcycles	22,157	17,856	24%	45,563	38,709	18%
Parts, Garments & Accessories	65,927	61,311	8%	127,670	118,279	8%

Total Sales	$442,296	$394,628	12%	$800,608	$723,625	11%

All periods presented reflect the classification of the Marine Division’s financial results as discontinued operations.